Plexus Announces Fiscal Fourth Quarter and Fiscal Year 2020 Financial Results
•Record fiscal fourth quarter revenue of $913 million and record fiscal 2020 revenue of $3.4 billion
•Fiscal fourth quarter GAAP diluted EPS of $1.26, including $0.23 of stock based compensation expense
•Initiates fiscal first quarter 2021 revenue guidance of $810 to $850 million with GAAP diluted EPS of $1.02 to $1.17

NEENAH, WI – October 28, 2020 - Plexus (NASDAQ: PLXS) today announced financial results for our fiscal fourth quarter ended October 3, 2020, and guidance for our fiscal first quarter ending January 2, 2021.

	Three Months Ended
	Oct 3, 2020	Oct 3, 2020	Jan 2, 2021
	Q4F20 Results	Q4F20 Guidance	Q1F21 Guidance
Summary GAAP Items
Revenue (in millions)	$913	$850 to $890	$810 to $850
Operating margin	5.5%	4.8% to 5.2%	4.9% to 5.3%
Diluted EPS (1)	$1.26	$1.05 to $1.20	$1.02 to $1.17

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	14.0%
Economic return	5.2%

(1)	Includes stock-based compensation expense of $0.23 for Q4F20 results, $0.21 for Q4F20 guidance, and $0.19 for Q1F21 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Fourth Quarter 2020 Information
•Won 44 manufacturing programs during the quarter representing $286 million in annualized revenue when fully ramped into production
•Trailing four quarter wins total $952 million in annualized revenue when fully ramped into production
•Purchased $21.9 million of our shares at an average price of $74.34 per share under our existing share repurchase program
Fiscal Year 2020 Information
•Revenue of $3.4 billion, up 7% from fiscal 2019
•GAAP diluted EPS of $3.93
•Non-GAAP diluted EPS of $4.08, excluding a benefit of $0.03 per share related to special tax items and a charge of $0.18 per share related to restructuring activities
•ROIC of 14.0%, delivering an economic return of 520 basis points above our weighted average cost of capital of 8.8%
•Purchased $41.4 million of our shares at an average price of $67.86 per share under our existing share repurchase program

Todd Kelsey, President and CEO, commented, “Our team delivered outstanding results in the fiscal fourth quarter, achieving record revenue of $913 million and GAAP diluted earnings per share of $1.26, both exceeding the top end of our guidance ranges. Strong demand in our Healthcare/Life Sciences and Industrial/Commercial sectors fueled this growth. Our teams continued to drive improvements in our already exceptional operating performance as we navigated through the COVID-19 pandemic. As a result, we achieved 5.5% GAAP operating margin in the fiscal fourth quarter. This result represented the second consecutive quarter of operating margin above 5% and contributed to GAAP operating margin of 5.4% for the second half of fiscal 2020."

Patrick Jermain, Executive Vice President and CFO, commented, “We generated $109 million in free cash flow during the fiscal fourth quarter, a result well above our projections. The fiscal fourth quarter cash cycle of 69 days was favorable to our expectations and sequentially lower by 10 days as we benefited from increased revenue and continued progress on our working capital initiatives. This level of cash cycle was the best result we have delivered in the past 10 quarters. We exited the fiscal year with record free cash flow of $160 million, an outcome significantly above our fiscal 2020 net income.”

Mr. Jermain continued, “We ended the year with a solid balance sheet. Cash of approximately $388 million was sequentially higher by $88 million due in part to our strong cash flows from operations. At the end of the fiscal fourth quarter, we had no outstanding borrowings under our revolving credit facility and we maintained a net positive cash position.”

Mr. Kelsey continued, “I am proud of our dedicated team members globally who continued to rise to the challenges presented during fiscal 2020. Through our commitment to operational excellence and customer service excellence, our team delivered record revenue of $3.4 billion for the fiscal year, representing 7% year-over-year growth. This strong growth, coupled with robust operating margin, led to record non-GAAP diluted earnings per share of $4.08 for fiscal year 2020, an increase of 19% from the previous fiscal year.”

Mr. Kelsey concluded, “In alignment with our prior comments, we expect demand to moderate in the fiscal first quarter of 2021 and are guiding revenue in the range of $810 to $850 million. We project continued operating strength and are guiding GAAP operating margin for the quarter in the range of 4.9% to 5.3%. With this strong operating performance, we anticipate delivering GAAP diluted earnings per share of $1.02 to $1.17 for the fiscal first quarter. Our guidance assumes that COVID-19 will not materially impact end markets or our operations beyond what has already occurred. We expect a return to quarterly sequential revenue growth by the second half of fiscal 2021. We also anticipate robust operating performance for the fiscal year. We believe that the combination of these two factors should lead to solid EPS expansion for fiscal 2021.”

Quarterly & Annual Comparison	Three Months Ended			Twelve Months Ended
(in thousands, except EPS)	Oct 3, 2020	Jul 4, 2020	Sept 28, 2019	Oct 3, 2020	Sept 28, 2019
Revenue	$913,227	$857,394	$810,195	$3,390,394	$3,164,434
Gross profit	89,190	82,881	77,789	312,706	291,838
Operating income	50,376	45,853	37,527	153,372	142,055
Net income	37,705	35,842	36,831	117,479	108,616
Diluted EPS	1.26	1.20	1.23	3.93	3.50
Adjusted net income (1)	37,705	35,842	27,788	122,038	106,608
Adjusted diluted EPS (1)	1.26	1.20	0.93	4.08	3.43

Gross margin	9.8%	9.7%	9.6%	9.2%	9.2%
Operating margin	5.5%	5.3%	4.6%	4.5%	4.5%
Adjusted operating margin (1)	5.5%	5.3%	4.8%	4.7%	4.5%

ROIC (1)	14.0%	12.9%	13.1%	14.0%	13.1%
Economic return (1)	5.2%	4.1%	4.1%	5.2%	4.1%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 56% of revenue during both the fiscal fourth quarter and fiscal third quarter of 2020. This is up five percentage points from the fiscal fourth quarter of 2019. For both fiscal years 2020 and 2019, top 10 customers comprised 55% of revenue.

Business Segments ($ in millions)	Three Months Ended			Twelve Months Ended
	Oct 3, 2020	Jul 4, 2020	Sept 28, 2019	Oct 3, 2020	Sept 28, 2019
Americas	$334	$306	$344	$1,328	$1,429
Asia-Pacific	503	482	416	1,824	1,557
Europe, Middle East, and Africa	99	92	81	349	310
Elimination of inter-segment sales	(23)	(23)	(31)	(111)	(132)
Total Revenue	$913	$857	$810	$3,390	$3,164

Market Sectors ($ in millions)	Three Months Ended						Twelve Months Ended
	Oct 3, 2020		Jul 4, 2020		Sept 28, 2019		Oct 3, 2020		Sept 28, 2019
Healthcare/Life Sciences	$345	38%	$330	39%	$311	38%	$1,258	37%	$1,220	38%
Industrial/Commercial	341	37%	317	37%	264	33%	1,255	37%	981	31%
Aerospace/Defense	141	16%	141	16%	174	21%	611	18%	588	19%
Communications	86	9%	69	8%	61	8%	266	8%	375	12%
Total Revenue	$913		$857		$810		$3,390		$3,164

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations.  For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for fiscal year 2020 was 14.0%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a five-quarter period for the fiscal year. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2020 was 8.8%. ROIC for fiscal year 2020 less Plexus’ weighted average cost of capital resulted in an economic return of 5.2%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended October 3, 2020, cash flows provided by operations was $117.8 million, less capital expenditures of $8.9 million, resulting in free cash flow of $108.9 million. For the fiscal year ended October 3, 2020, cash flows provided by operations was $210.4 million, less capital expenditures of $50.1 million, resulting in free cash flow of $160.3 million.

Cash Cycle Days	Three Months Ended
	Oct 3, 2020	Jul 4, 2020	Sept 28, 2019
Days in Accounts Receivable	48	55	55
Days in Contract Assets	11	12	10
Days in Inventory	85	97	87
Days in Accounts Payable	(57)	(65)	(55)
Days in Cash Deposits	(18)	(20)	(17)
Annualized Cash Cycle *	69	79	80
* We calculate cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in cash deposits.

Conference Call and Webcast Information

What:	Plexus Fiscal 2020 Q4 Earnings Conference Call and Webcast
When:	Thursday, October 29, 2020 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal fourth quarter 2020 results will also be made available ahead of the conference call.

Conference Call: +1.866.922.5180 with passcode: 3398624

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 3398624

Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus
Since 1979, Plexus has been partnering with companies to create the products that build a better world.  We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle.  For more information about Plexus, visit our website at www.plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2019 Form 10-K and subsequently filed quarterly reports on Form 10-Q.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Oct 3,	Sept 28,	Oct 3,	Sept 28,
	2020	2019	2020	2019
Net sales	$913,227	$810,195	$3,390,394	$3,164,434
Cost of sales	824,037	732,406	3,077,688	2,872,596
Gross profit	$89,190	$77,789	$312,706	$291,838
Operating expenses:
Selling and administrative expenses	38,814	38,584	153,331	148,105
Restructuring and impairment charges	—	1,678	6,003	1,678
Operating income	50,376	37,527	153,372	142,055
Other income (expense):
Interest expense	(4,228)	(3,748)	(16,162)	(12,853)
Interest income	332	539	1,878	1,949
Miscellaneous, net	(1,072)	(892)	(3,691)	(5,196)
Income before income taxes	45,408	33,426	135,397	125,955
Income tax expense (benefit)	7,703	(3,405)	17,918	17,339
Net income	$37,705	$36,831	$117,479	$108,616
Earnings per share:
Basic	$1.29	$1.26	$4.02	$3.59
Diluted	$1.26	$1.23	$3.93	$3.50
Weighted average shares outstanding:
Basic	29,153	29,181	29,195	30,271
Diluted	29,857	30,001	29,916	31,074

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Oct 3,	Sept 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$385,807	$223,761
Restricted cash	2,087	2,493
Accounts receivable	482,086	488,284
Contract assets	113,946	90,841
Inventories	763,461	700,938
Prepaid expenses and other	31,772	31,974
Total current assets	1,779,159	1,538,291
Property, plant and equipment, net	383,661	384,224
Operating lease right-of-use assets	69,879	—
Deferred income taxes	21,422	13,654
Other	35,727	64,714
Total non-current assets	510,689	462,592
Total assets	$2,289,848	$2,000,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$146,829	$100,702
Accounts payable	516,297	444,944
Customer deposits	159,972	139,841
Accrued salaries and wages	76,927	73,555
Other accrued liabilities	103,492	106,461
Total current liabilities	1,003,517	865,503
Long-term debt and finance lease obligations, net of current portion	187,975	187,278
Accrued income taxes payable	53,899	59,572
Long-term operating lease liabilities	36,779	—
Deferred income taxes	6,433	5,305
Other liabilities	23,765	17,649
Total non-current liabilities	308,851	269,804
Total liabilities	1,312,368	1,135,307
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
53,525 and 52,917 shares issued, respectively,
and 29,002 and 29,004 shares outstanding, respectively	535	529
Additional paid-in-capital	621,564	597,401
Common stock held in treasury, at cost, 24,523 and 23,913, respectively	(934,639)	(893,247)
Retained earnings	1,295,079	1,178,677
Accumulated other comprehensive loss	(5,059)	(17,784)
Total shareholders’ equity	977,480	865,576
Total liabilities and shareholders’ equity	$2,289,848	$2,000,883

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Oct 3,	Jul 4,	Sept 28,	Oct 3,	Sept 28,
	2020	2020	2019	2020	2019
Operating income, as reported	$50,376	$45,853	$37,527	$153,372	$142,055
Operating margin, as reported	5.5%	5.3%	4.6%	4.5%	4.5%

Non-GAAP adjustments:
Restructuring and impairment charges (1)	—	—	1,678	6,003	1,678
Adjusted operating income	$50,376	$45,853	$39,205	$159,375	$143,733
Adjusted operating margin	5.5%	5.3%	4.8%	4.7%	4.5%

Net income, as reported	$37,705	$35,842	$36,831	$117,479	$108,616

Non-GAAP adjustments:
Restructuring and impairment charges, net of tax (1)	—	—	1,502	5,373	1,502
Special tax impacts (2)	—	—	—	(814)	7,035
Accumulated foreign earnings assertion (3)	—	—	(10,545)	—	(10,545)
Adjusted net income	$37,705	$35,842	$27,788	$122,038	$106,608

Diluted earnings per share, as reported	$1.26	$1.20	$1.23	$3.93	$3.50

Non-GAAP per share adjustments:
Restructuring and impairment charges, net of tax (1)	—	—	0.05	0.18	0.05
Special tax impacts (2)	—	—	—	(0.03)	0.23
Accumulated foreign earnings assertion (3)	—	—	(0.35)	—	(0.35)
Adjusted diluted earnings per share	$1.26	$1.20	$0.93	$4.08	$3.43

(1)	During the twelve months ended October 3, 2020, restructuring and impairment charges of $6.0 million, or $5.4 million net of taxes, were incurred due to the previously announced closure of our Boulder Design Center.

During the three and twelve months ended September 28, 2019, restructuring costs of $1.7 million, or $1.5 million net of taxes, were incurred.
(2)
During the twelve months ended October 3, 2020, there was $1.9 million in tax benefits related to U.S. foreign tax credit regulations issued during the fiscal year, partially offset by $1.1 million of tax expense as a result of special tax items.

During the twelve months ended September 28, 2019, special tax expense of $7.0 million was recorded in accordance with new regulations issued in November 2018 under U.S. Tax Reform. These regulations impacted the treatment of foreign taxes paid.

(3)	During the three and twelve months ended September 28, 2019, Plexus reasserted that certain historical undistributed earnings of two foreign subsidiaries will be permanently reinvested, which resulted in a $10.5 million benefit.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Twelve Months Ended		Nine Months Ended		Twelve Months Ended
	Oct 3,		Jul 4,		Sept 28,
	2020		2020		2019
Operating income, as reported		$153,372		$102,996		$142,055
Restructuring and impairment charges	+	6,003	+	6,003	+	1,678
Adjusted operating income		$159,375		$108,999		$143,733
			÷	3
				$36,333
			x	4
Adjusted annualized operating income		$159,375		$145,332		$143,733
Adjusted effective tax rate	x	14%	x	13%	x	16%
Tax impact		22,313		18,893		22,997
Adjusted operating income (tax effected)		$137,062		$126,439		$120,736

Average invested capital	÷	$978,939	÷	$980,929	÷	$923,107

ROIC		14.0%		12.9%		13.1%
Weighted average cost of capital	-	8.8%	-	8.8%	-	9.0%
Economic return		5.2%		4.1%		4.1%

	Three Months Ended
Average Invested Capital	Oct 3,	Jul 4,	Apr 4,	Jan 4,	Sept 28,
Calculations	2020	2020	2020	2020	2019
Equity	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	7,724	8,061	8,546	9,185	—
Debt and finance lease obligations - long-term	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	36,779	38,077	39,617	36,473	—
Less:
Cash and cash equivalents	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$970,980	$1,029,033	$1,009,098	$955,790	$929,795

	Three Months Ended
Average Invested Capital	Jun 29,	Mar 30,	Dec 29,	Sept 29,
Calculations	2019	2019	2018	2018
Equity	$860,791	$875,444	$905,163	$921,143
Plus:
Debt and finance lease obligations - current	138,976	93,197	8,633	5,532
Operating lease obligations - current (1) (2)	—	—	—	—
Debt and finance lease obligations - long-term	187,581	187,120	187,567	183,085
Operating lease obligations - long-term (2)	—	—	—	—
Less:
Cash and cash equivalents	(198,395)	(184,028)	(188,799)	(297,269)
	$988,953	$971,733	$912,564	$812,491

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In the fiscal first quarter of 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019 and 2018.